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Exhibit 10.12

SKYWEST, INC.

2002 DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2008

Restatement of the SkyWest, Inc. 2002 Deferred Compensation Plan

ARTICLE I
Restatement, Application and Purpose	1
ARTICLE II
Definitions	1
ARTICLE III
Eligibility and Participation	7
ARTICLE IV
Deferrals	7
ARTICLE V
Company Contributions	9
ARTICLE VI
Benefits, Generally	9
ARTICLE VII
Modifications to Payment Schedules	12
ARTICLE VIII
Valuation of Account Balances; Investments	13
ARTICLE IX
Administration	14
ARTICLE X
Amendment and Termination	15
ARTICLE XI
Informal Funding	15
ARTICLE XII
Claims	16
ARTICLE XIII
General Provisions	17

ARTICLE I

Restatement, Application and Purpose

        1.1    Restatement.    SkyWest, Inc. (the "Company") hereby amends and restates the SkyWest, Inc. 2002 Deferred Compensation Plan (the "Plan"), effective January 1, 2008.

        1.2    Application and Grandfathered Accounts.    This amendment and restatement applies only to: (i) amounts deferred under the Plan on or after January 1, 2005, (ii) amounts deferred under the Plan prior to January 1, 2005 that were not vested as of December 31, 2004, and (iii) amounts deferred under the Plan prior to January 1, 2005 as to which the Plan is "materially modified" within the meaning of Treasury Regulation Section 1.409A-6(a) after October 3, 2004. Amounts deferred under the Plan prior to January 1, 2005 that were vested as of December 31, 2004 and as to which the Plan was not materially modified after October 3, 2004, plus all pre- and post-January 1, 2005 Earnings thereon, (collectively the "Grandfathered Accounts") shall be subject to the provisions of the Plan as in effect on October 3, 2004, as the same may be amended from time to time by the Company without material modification, it being expressly intended that such Grandfathered Accounts are to remain exempt from the requirements of Code Section 409A. Certain provisions of the Plan applicable to Grandfathered Accounts are reflected in this document for ease of reference.

        1.3    Purpose.    The purpose of this amendment and restatement is to comply with the requirements of Code Section 409A as clarified in the final regulations thereunder, and to reformat the document. The purpose of the Plan continues to be to attract and retain key employees by providing each Participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but except with respect to Grandfathered Accounts is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

        The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company's or the Adopting Employer's creditors until such amounts are distributed to the Participants.

ARTICLE II

Definitions

        2.1    Account.    Account means a bookkeeping account maintained by the Plan Administrator to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Plan Administrator may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Plan Administrator, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

        2.2    Account Balance.    Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

        2.3    Adopting Employer.    Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees. SkyWest Airlines, Inc. is an Adopting Employer.

        2.4    Affiliate.    Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

        2.5    Beneficiary.    Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant's spouse, if living, otherwise the Participant's estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

        In the event of a divorce or other legally recognized dissolution of a Participant's marriage other than on account of death, the Participant's former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

        2.6    Business Day.    A Business Day is each day on which the New York Stock Exchange is open for business.

        2.7    Change in Control.    Change in Control, with respect to a Participating Employer that is organized as a corporation, occurs on the date on which any of the following events occur (i) a change in the ownership of the Participating Employer; (ii) a change in the effective control of the Participating Employer; (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

        For purposes of this Section, a change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer. A change in the effective control of the Participating Employer occurs on the date on which either (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing more than 50% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Company's Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Company. A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

        An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, the Change in Control relates to the Company, or the Participant's relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

        The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

        Any provision herein to the contrary notwithstanding, with respect to Grandfathered Accounts, a "Change in Control" shall have the more restrictive meaning set forth in Section 1(f) of the Plan prior to this amendment and restatement.

        2.8    Claimant.    Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

        2.9    Code.    Code means the Internal Revenue Code of 1986, as amended from time to time.

        2.10    Code Section 409A.    Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

        2.11    Company.    Company means SkyWest, Inc. and any successor thereto.

        2.12    Company Contribution.    Company Contribution means a credit by a Participating Employer to a Participant's Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

        2.13    Compensation.    Compensation means a Participant's base salary, bonus, and such other cash compensation (if any) approved by the Plan Administrator as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

        2.14    Compensation Deferral Agreement.    Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Plan Administrator may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Plan Administrator in the Compensation Deferral Agreement, Participants may defer up to 100% of their base salary and up to 100% of other types of Compensation for a Plan Year. A Compensation Deferral Agreement may also specify the notational investment allocation described in Section 8.4.

        2.15    Death Benefit.    Death Benefit means the benefit payable under the Plan to a Participant's Beneficiary(ies) upon the Participant's death as provided in Section 6.1 of the Plan.

        2.16    Deferral.    Deferral means a credit to a Participant's Account(s) that records that portion of the Participant's Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

        Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Plan Administrator as necessary so that it does not exceed 100% of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

        2.17    Earnings.    Earnings means an adjustment, positive or negative, to the value of an Account to reflect the gain, income, loss and expense of the notational investments in which the Account is deemed invested in accordance with Article VIII.

        2.18    Effective Date.    Effective Date means January 1, 2008.

        2.19    Eligible Employee.    Eligible Employee means a member of a "select group of management or highly compensated employees" of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Plan Administrator from time to time in its sole discretion.

        2.20    Employee.    Employee means a common-law employee of an Employer.

        2.21    Employer.    Employer means, with respect to Employees it employs, the Company and each Affiliate.

        2.22    ERISA.    ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        2.23    Grandfathered Account.    Grandfathered Account means (i) amounts deferred under the Plan prior to January 1, 2005 that were vested as of December 31, 2004 and with respect to which the Plan was not "materially modified" within the meaning of Treasury Regulation Section 1.409A-6(a) after October 3, 2004; and (ii) any Earnings (whether before or after January 1, 2007) on such deferred amounts.

        2.24    Participant.    Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee. A Participant's continued participation in the Plan shall be governed by Section 3.2 of the Plan.

        2.25    Participating Employer.    Participating Employer means the Company, SkyWest Airlines, Inc. and each other Adopting Employer.

        2.26    Payment Schedule.    Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

        2.27    Performance-Based Compensation.    Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as "Performance-Based Compensation" will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

        2.28    Plan.    Generally, the term Plan means the "SkyWest, Inc. 2002 Deferred Compensation Plan" as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

        2.29    Plan Administrator.    Plan Administrator means the Company, acting through one or more individuals appointed by the Company's Chief Executive Officer or Chief Financial Officer.

        2.30    Plan Year.    Plan Year means January 1 through December 31.

        2.31    Retirement/Termination Account.    Retirement/Termination Account means an Account established by the Plan Administrator to record the amounts payable to a Participant that have not been allocated to a Specified Date Account. Unless the Participant has established a Specified Date Account, all Deferrals and Company Contributions shall be allocated to a Retirement/Termination Account on behalf of the Participant.

        2.32    Retirement/Termination Benefit.    Retirement/Termination Benefit means the benefit payable to a Participant under the Plan following the Separation from Service of the Participant for any reason other than death.

        2.33    Separation from Service.    An Employee incurs a Separation from Service upon termination of employment with his or her Employer. Whether a Separation from Service has occurred shall be determined by the Plan Administrator in accordance with Code Section 409A.

        Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

        An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Employee's right, if any, to reemployment under statute or contract. Notwithstanding the preceding, however, an Employee who is absent from work due to a physical or mental impairment that is expected to result in death or last for a continuous period of at least six months and that prevents the Employee from performing the duties of his position of employment or a similar position shall incur a Separation from Service as a result of such leave on the first date immediately following the 29-month anniversary of the commencement of the leave.

        For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.24 of the Plan, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative. A mere transfer of employment between Employers shall not be deemed a Separation from Service

        The Plan Administrator specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

        2.34    Specified Date.    The Specified Date means, as to any Specified Date Account, the date certain specified in the Participant's Compensation Deferral Agreement with respect to that Account upon which the balance in the Account becomes payable.

        2.35    Specified Date Account.    A Specified Date Account means an Account established pursuant to Section 4.3 that will be paid (or that will commence to be paid) at a future Specified Date certain as specified in the Participant's Compensation Deferral Agreement. Unless otherwise determined by the Plan Administrator, a Participant may maintain no more than four (4) Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an "In-Service Account".

        2.36    Specified Date Benefit.    Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(b).

        2.37    Specified Employee.    Specified Employee means an Employee who, as of the date of his Separation from Service, is a "key employee" of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise. An Employee shall be treated as a key employee for the entire 12-month period beginning on each Specified Employee Effective Date if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the applicable Specified Employee Identification Date.

        For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treasury Regulation Section 1.415(c)-2(d)(3) (wages within the meaning of Code Section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is a Participant, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

        Notwithstanding anything in this paragraph to the contrary, (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treasury Regulation Section 1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

        In the event of corporate transactions described in Treasury Regulation Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

        2.38    Specified Employee Effective Date.    Specified Employee Effective Date means April 1 each year, or such earlier date as is selected by the Plan Administrator.

        2.39    Specified Employee Identification Date.    Specified Employee Identification Date means with respect to a particular Specified Employee Effective Date, the December 31 immediately preceding that Specified Employee Effective Date, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

        2.40    Substantial Risk of Forfeiture.    Substantial Risk of Forfeiture shall have the meaning specified in Treasury Regulation Section 1.409A-1(d).

        2.41    Unforeseeable Emergency.    An Unforeseeable Emergency means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant's spouse, the Participant's dependent (as defined in Code Section 152(a) applied without regard to Code Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B)), or a Beneficiary; (ii) loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant within the meaning and limitations of Treasury Regulation Section 1.409A-3(i)(3). In no event shall the need to purchase a home or pay college tuition qualify as Unforeseeable Emergency. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Plan Administrator in its sole discretion.

        2.42    Valuation Date.    Valuation Date shall mean each Business Day.

ARTICLE III

Eligibility and Participation

        3.1    Eligibility and Participation.    The Plan Administrator in its sole discretion shall designate the Employees who are eligible to participate in the Plan. The Plan Administrator shall provide each such Eligible Employee with written notice by email or otherwise of his or her eligibility to participate in the Plan. An Eligible Employee becomes a Participant on the date that the Plan Administrator provides written notice to the Eligible Employee of his or her eligibility to participate in the Plan.

        3.2    Duration.    A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. The Plan Administrator may prospectively revoke an Employee's status as an Eligible Employee at any time and for any reason upon written notice to the affected Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero and during such time may continue to make notational investment allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid

ARTICLE IV

Deferrals

        4.1    Deferral Elections, Generally.

  (a)
  A Participant shall submit a Compensation Deferral Agreement during the enrollment periods established by the Plan Administrator and in the manner specified by the Plan Administrator, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Plan Administrator may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

  (b)
  The Participant shall specify on his or her Compensation Deferral Agreement whether to allocate Deferrals to a Retirement/Termination Account or to a Specified Date Account. If no designation is made, all Deferrals shall be allocated to the Retirement/Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the applicable form of payment shall be a single lump sum payment.

        4.2    Timing Requirements for Compensation Deferral Agreements.

  (a)
  First Year of Eligibility.    In the case of the first Plan Year in which an Eligible Employee becomes eligible to participate in the Plan, he has up to 30 days following his initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such Plan Year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such 30-day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treasury Regulation Section 1.409A-2(a)(7).

        A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

  (b)
  Prior Year Election.    Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

  (c)
  Performance-Based Compensation.    Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six months before the end of the performance period, provided that:

  (i)
  the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

  (ii)
  the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

            A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant's death or disability (as defined in Treasury Regulation Section 1.409A-1(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

  (d)
  Short-Term Deferrals.    Compensation that meets the definition of a "short-term deferral" described in Treasury Regulation Section 1.409A-1(b)(4) may be deferred in accordance with the rules of Article VII, applied as if the date the applicable Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence; provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a Change in Control (as defined in Treasury Regulation Section 1.409A-3(i)(5)).

  (e)
  Certain Forfeitable Rights.    With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant's continued services for a period of at least twelve months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least twelve months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such 30th day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant's death or disability (as defined in Treas. Regulation Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treasury Regulation Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

  (f)
  Company Awards.    Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

  (g)
  "Evergreen" Deferral Elections.    The Plan Administrator, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such "evergreen" Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

        4.3    Allocation of Deferrals.    A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Retirement/Termination Account. The Plan Administrator may, in its discretion, establish a minimum deferral period for Specified Date Accounts (for example, the third Plan Year following the year Compensation subject to the Compensation Deferral Agreement is earned).

        4.4    Deductions from Pay.    The Plan Administrator has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant's Compensation.

        4.5    Vesting.    Participant Deferrals, as adjusted for Earnings thereon, shall be 100% vested at all times.

        4.6    Cancellation of Deferrals.    The Plan Administrator shall cancel a Participant's Deferrals (i) for the balance of the Plan Year in which the Participant receives an Unforeseeable Emergency payment from the Plan; (ii) if the Participant receives a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3) under his or her Employer's tax-qualified 401(k) plan, through the end of the Plan Year in which the six-month anniversary of the hardship distribution falls; and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months. In the event a Participant receives a voluntary withdrawal from a Grandfathered Account, the Participant shall not be permitted to make Deferrals to the Plan in the Plan Year in which the withdrawal occurs or in the following the Plan Year.

ARTICLE V

Company Contributions

        5.1    Discretionary Company Contributions.    The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Participating Employer. Such contributions will be credited to a Participant's Retirement/Termination Account.

        5.2    Vesting.    Company Contributions described in Section 5.1, above, as adjusted for Earnings thereon, shall be 100% vested when made.

ARTICLE VI

Benefits

        6.1    Benefits, Generally.    A Participant shall be entitled to the following benefits under the Plan:

  (a)
  Retirement/Termination Benefit.    Upon the Participant's Separation from Service for any reason other than death, he or she shall be entitled to a Retirement/Termination Benefit. The Retirement/Termination Benefit shall be equal to the Retirement/Termination Account and any unpaid balances in any Specified Date Accounts. Payment of the Retirement/Termination Benefit will be made (in the case of a lump sum payment) or begin (in the case of installment payments) as soon as practicable following the end of the calendar month in which Separation from Service occurs, on such date as the Plan Administrator determines, but in no event later than 15 days after the end of the calendar month in which Separation from Service occurs; provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant incurs a Separation from Service, payment will be made (in the case of a lump sum payment) or begin (in the case of installments) on the first Business Day of the seventh calendar month following the month in which such Separation from Service occurs. If the Retirement/Termination Benefit is to be paid in the form of annual installments, any subsequent annual installment payments to the Participant after the initial installment payment will be paid on the applicable anniversary of the date of the initial installment payment. The amount of Retirement/Termination Benefit payable on any date will be based on the value of the Participant's Accounts as of the Valuation Date immediately preceding the date on which the Company sends payment to the Participant.

  (b)
  Specified Date Benefit.    If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. Payment of the Specified Date Benefit will be made (in the case of a lump sum payment) or begin (in the case of installment payments) on the first Business Day of the month following the applicable Specified Date designated by the Participant at the time the Account was established. If the Specified Date Benefit is to be paid in the form of installments, any subsequent installment payments to the Participant will be paid on the applicable anniversary of the date the initial installment payment is made. The amount of Specified Date Benefit payable on any date shall be based upon the balance of the Specified Date Account in question as of the Valuation Date immediately preceding the date on which the Company sends payment to the Participant.

  (c)
  Death Benefit.    In the event of the Participant's death, then in lieu of any further payments or benefits under Sections 6.1(a) and 6.1(b) above, his or her designated Beneficiary or Beneficiaries shall be entitled to a Death Benefit. The Death Benefit will be paid as soon as practicable following the date of death, on such date as the Plan Administrator determines, but in no event later than 90 days after the date of death. The amount of Death Benefit payable shall equal the Participant's entire Retirement/Termination Account and any unpaid balances in his or her Specified Date Accounts as of the Valuation Date immediately preceding the date the Company sends payment to the Beneficiary.

  (d)
  Unforeseeable Emergency Payments.    A Participant who experiences an Unforeseeable Emergency may submit a written request to the Plan Administrator to receive payment of all or any portion of his or her Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Plan Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Plan Administrator, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of Deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the Participant's Retirement/Termination Account until depleted and then from the vested

    Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 30-day period following the date the payment is approved by the Plan Administrator.

  (e)
  Voluntary Withdrawals of Grandfathered Accounts.    A Participant may elect at any time to receive an "Early Payment" (voluntarily withdraw a portion of the amounts credited to one or more of his or her Grandfathered Accounts). The Participant must designate which Grandfathered Account(s) from which the withdrawal shall be made. If such an "Early Payment" withdrawal is requested, the Participant shall forfeit an amount equal to 10% of the balance of the Grandfathered Account from which the "Early Payment" withdrawal is made; in no event may more than ninety percent (90%) of a Grandfathered Account be withdrawn so that the remaining 10% may be forfeited in accordance herewith. A Participant receiving an "Early Payment" in accordance herewith shall not be permitted to make Deferrals to the Plan in the Plan Year following the Plan Year in which the withdrawal is made.

        6.2    Form of Payment.

  (a)
  Retirement/Termination Benefit.    A Participant who is entitled to receive a Retirement/Termination Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment: (i) annual installments over a period not more than ten (10) years, as elected by the Participant; or (ii) a lump sum payment of a percentage of the balance in the Retirement/Termination Account (calculated as of the second Valuation Date preceding the date of distribution), with the balance paid in annual installments over a period of not more than ten (10) years, as elected by the Participant.

  (b)
  Specified Date Benefit.    The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in annual installments over a period of not more than five (5) years, as elected by the Participant.

        Notwithstanding any election of a form of payment by the Participant, upon a Separation from Service the unpaid balance of a Specified Date Account with respect to which payments have not commenced shall be paid in accordance with the form of payment applicable to the Retirement/Termination Benefit.

  (c)
  Death Benefit.    A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum.

  (d)
  Change in Control.    Notwithstanding Section 6.2(a) above, a Participant will receive a single lump sum payment equal to the unpaid balance of all of his or her Accounts upon a Separation from Service if such Separation from Service occurs within 24 months following a Change in Control of his Employer. Accounts will be valued as of the second Valuation Date preceding the date of distribution and will be paid on such date as the Plan Administrator determines, but in no event later than 15 days after the calendar month in which Separation from Service occurs. In addition to the foregoing, upon a Change in Control, a Participant who has incurred a Separation from Service prior to the Change in Control, and any Beneficiary of such Participant who is receiving or is scheduled to receive payments, will receive the balance of all unpaid Accounts in a single lump sum. Accounts will be valued as of the second Valuation Date preceding the date payment is sent and will be paid within 15 days after said Change in Control.

  (e)
  Small Account Balances.    The Plan Administrator may, in its sole discretion which shall be evidenced in writing no later than the date of payment, elect to pay the value of the Participant's Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant's Accounts and interest in the Plan.

  (f)
  Rules Applicable to Installment Payments.    If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (i) by (ii), where: (i) equals the Account Balance as of the applicable Valuation Date with respect to the distribution in question (i.e., the second Valuation Date immediately preceding the date of distribution), and (ii) equals the remaining number of installment payments (including the installment payment in question). For purposes of Article VII, installment payments will be treated as a single form of payment. If a lump sum equal to less than 100% of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

  (g)
  Payments from Grandfathered Accounts.    The forms of payment from Grandfathered Accounts are the same as the forms of payment set forth above.

        6.3    Acceleration of or Delay in Payments.    The Plan Administrator, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treasury Regulation Section 1.409A-3(j)(4). The Plan Administrator may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treasury Regulation Section 1.409A-2(b)(7), including delays to the minimum extent necessary to avoid the application of Code Section 162(m) to payments under the Plan or to void violation of applicable federal securities and other laws. If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant's Accounts be paid to an "alternate payee," any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

ARTICLE VII

Modifications to Payment Schedules

        7.1    Participant's Right to Modify.    A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII.

        7.2    Time of Election.    The date on which a modification election is submitted to the Plan Administrator must be at least twelve months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

        7.3    Date of Payment under Modified Payment Schedule.    Except with respect to modifications that relate to the payment of a Death Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

        7.4    Effective Date.    A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Plan Administrator and becomes effective 12 months after such date.

        7.5    Effect on Accounts.    An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

        7.6    Modifications to Grandfathered Accounts.    Notwithstanding the preceding provisions of this Article VII and except as provided herein, a Participant may modify the time or form of payment applicable to a Grandfathered Account at any time, provided the modification is submitted in writing at least 13 months in advance of the date the Grandfathered Account is scheduled to be paid. A Specified Date Benefit may be cancelled, in which case the associated Specified Date Account ("In Service Sub-Account") will be added to and commingled with the Retirement/Termination Account. The time of payment (payment date) for a Specified Date Benefit may be extended one time only, and the date must be extended by at least one year.

ARTICLE VIII

Valuation of Account Balances; Investments

        8.1    Valuation.    Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Retirement/Termination Account at the times determined by the Plan Administrator. Valuation of Accounts shall be performed under procedures approved by the Plan Administrator.

        8.2    Earnings Credit.    Each Account will be credited with Earnings on each Business Day, based upon the Participant's investment allocation among one or more notational investments permitted under a menu of investment options selected in advance by the Plan Administrator, in accordance with the provisions of this Article VIII ("investment allocation").

        8.3    Investment Options.    Investment options will be determined by the Plan Administrator. The Plan Administrator, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the date such change is communicated to Participants in writing.

        8.4    Investment Allocations.    A Participant's investment allocation constitutes a deemed, not actual, investment among the notational investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant's investment allocation. A Participant's investment allocation shall be used solely for purposes of adjusting the value of a Participant's Account Balances.

        A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Plan Administrator. Allocation among the investment options must be designated in increments of 1%. The Participant's investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administrator, the next Business Day.

        A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Plan Administrator. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Plan Administrator, the next Business Day, and shall be applied prospectively.

        8.5    Unallocated Deferrals and Accounts.    If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Plan Administrator.

ARTICLE IX

Administration

        9.1    Plan Administration.    This Plan shall be administered by the Plan Administrator which shall have complete discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article XII. The Plan Administrator shall act through one or more Company Employees or other individuals designated, and subject to removal and replacement at any time, by the Company's Chief Executive Officer or Chief Financial Officer. No Participant who is also appointed to act on behalf of the Plan Administrator, or otherwise functions as Plan Administrator, shall take any discretionary action or cause the Plan Administrator to take any discretionary action with respect to such Participant's Accounts without the consent and agreement of another person who is either the Company's Chief Executive Officer or Chief Financial Officer.

        9.2    Expenses of Administration.    The Participating Employers shall: (i) pay all reasonable expenses and fees of the persons acting as Plan Administrator, (ii) indemnify the individuals acting as or on behalf of the Plan Administrator) against any costs, expenses and liabilities including, without limitation, attorneys' fees and expenses arising in connection with the performance of their duties as or on behalf of the Plan Administrator hereunder, except with respect to matters resulting from their gross negligence or willful misconduct and (iii) supply full and timely information to the Plan Administrator on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Plan Administrator may reasonably require.

        9.3    Withholding.    The Participating Employers shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

        9.4    Indemnification.    The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Plan Administrator and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise. Nor shall the Participating Employers have any obligation to indemnify the persons named herein for income taxes (and interest and penalties associated with such taxes) incurred with respect to Account balances distributed under this Plan to such persons in their capacity as Participants.

        9.5    Delegation of Authority.    In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

        9.6    Binding Decisions or Actions.    The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE X

Amendment and Termination

        10.1    Amendment and Termination.    The Company, acting through its Board of Directors, board Compensation Committee, Chief Executive Officer or Chief Financial Officer may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X. Each Participating Employer may also terminate its participation in the Plan.

        10.2    Amendments.    The Company, by action taken by its Board of Directors, board Compensation Committee, Chief Executive Officer or Chief Financial Officer, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant.

        10.3    Termination.    The Company, by action taken by its Board of Directors, board Compensation Committee, Chief Executive Officer or Chief Financial Officer, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

        10.4    Accounts Taxable Under Code Section 409A.    The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Plan Administrator, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE XI

Informal Funding

        11.1    General Assets.    Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

        11.2    Rabbi Trust.    A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII

Claims

        12.1    Filing a Claim.    Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administrator which shall make all determinations concerning such claim. Any claim filed with the Plan Administrator and any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the "Claimant").

  (a)
  In General.    Notice of a denial of benefits will be provided within ninety (90) days of the Plan Administrator's receipt of the Claimant's claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

  (b)
  Contents of Notice.    If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

        12.2    Appeal of Denied Claims.    A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a Plan Administrator designated to hear such appeals (the "Appeals Plan Administrator"). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Plan Administrator. All written comments, documents, records, and other information shall be considered "relevant" if the information (i) was relied upon in making a benefits determination,(ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Plan Administrator may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

  (a)
  In General.    Appeal of a denied benefits claim must be filed in writing with the Appeals Plan Administrator no later than sixty (60) days after receipt of the written notification of such claim denial. The Appeals Plan Administrator shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Plan Administrator expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

  (b)
  Contents of Notice.    If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

        The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant's claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.

        12.3    Legal Actions.    A Claimant may not bring any legal action, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures. If any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XII, either the Claimant or the Company may file suit or otherwise commence appropriate legal action in the United States District Court for the District of Utah located in Salt Lake City, Utah (the "Utah Federal Court"). By executing a Compensation Deferral Agreement each Participant and the Company agree that the Utah Federal Court shall have exclusive personal and subject matter jurisdiction over the parties to and substance of all law suits, claims and disputes arising under this Plan and that venue for trial of any such lawsuit, claim or dispute properly lies in the Utah Federal Court.

        12.4    Discretion of Appeals Plan Administrator.    All interpretations, determinations and decisions of the Appeals Plan Administrator with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE XIII

General Provisions

        13.1    Anti-assignment Rule.    No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Plan Administrator has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

        13.2    No Legal or Equitable Rights or Interest.    No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant's beneficiaries resulting from a deferral of income pursuant to the Plan.

        13.3    No Employment Contract.    Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer or to alter the "at-will" employment relationship of each Participating Employer and its Employees.

        13.4    Notice.    Any notice or filing required or permitted to be delivered to the Plan Administrator under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Plan Administrator. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

SKYWEST, INC.
ATTN: DIRECTOR OF HUMAN RESOURCES
444 S. RIVER ROAD
ST. GEORGE, UT 84790

        Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

        13.5    Headings.    The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

        13.6    Invalid or Unenforceable Provisions.    If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

        13.7    Lost Participants or Beneficiaries.    Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Plan Administrator advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Plan Administrator shall presume that the payee is missing. The Plan Administrator, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

        13.8    Facility of Payment to a Minor.    If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or Plan Administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Administrator, the Company, and the Plan from further liability on account thereof.

        13.9    Governing Law.    To the extent not preempted or governed by federal law, the laws of the State of Utah shall govern the construction and administration of the Plan.

        IN WITNESS WHEREOF, the undersigned executed this Plan as of the    day of                                    , 2007, to be effective as of the Effective Date.

SkyWest, Inc.
By:	Bradford R. Rich
(Print Name)
Its:	Chief Financial Officer
(Title)
/s/ BRADFORD R. RICH (Signature)

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SKYWEST, INC. ATTN: DIRECTOR OF HUMAN RESOURCES 444 S. RIVER ROAD ST. GEORGE, UT 84790